[Class N Shares]

AMENDED AND RESTATED

DISTRIBUTION AND SERVICES PLAN

PURSUANT TO RULE 12b-1

This Plan (the “Plan”) constitutes the AMENDED AND RESTATED DISTRIBUTION AND SERVICES PLAN of AMG Funds IV, formerly known as Aston Funds, a Delaware statutory trust (the “Trust”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”). The Plan relates to the shares of beneficial interest (“Shares”) of the Trust’s investment portfolios and classes identified on Schedule A hereto, as such Schedule may be amended from time to time (individually referred to as a “Fund” and collectively, the “Funds”).1

Section 1. Subject to Section 11 of this Plan, each Fund shall pay the Funds’ distributor (the “Distributor”) a fee in an amount not to exceed on an annual basis 0.25% of the average daily net assets of each Fund attributable to Class N Shares (the “Fee”) to compensate the Distributor for the following: (i) payments the Distributor makes to other institutions and industry professionals, broker-dealers, a Fund’s investment adviser or sub-adviser (the “Adviser”) and its affiliates and subsidiaries and the Distributor and its affiliates or subsidiaries (collectively referred to as “Participating Organizations”), pursuant to an agreement in connection with providing administrative support services to the holders of a Fund’s Shares; (ii) payments to financial institutions and industry professionals (such as insurance companies, investment counselors, accountants and estate planning firms, banks and savings and loan associations), broker-dealers, the Adviser and its affiliates and subsidiaries, and the Distributor and its affiliates and subsidiaries in consideration for distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to printing and distributing Prospectuses to persons other than current shareholders of a Fund, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Fund’s Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; or (iii) services rendered by the Distributor pursuant to the Distribution Agreement between the Trust and the Distributor.

Section 2. The Fee shall be accrued daily and payable monthly, and shall be paid by each Fund to the Distributor to compensate the Distributor for payments made and services rendered pursuant to Section 1.

Section 3. The Plan shall not take effect with respect to a Fund or Class until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund or Class, if adopted after any public offering of the Fund’s voting securities or the sale of such securities of the Fund or Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters.

[1]	This Plan constitutes the amendment and restatement of both (1) the Distribution and Services Plan Pursuant to Rule 12b-1 dated June 1, 1997, as amended and reformed as of June 21, 2001, as amended through the date hereof; and (2) the Distribution and Services Plan Pursuant to Rule 12b-1 dated June 21, 2001, as amended through the date hereof.

Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) the “Disinterested Trustees” (as defined below) cast in person at a meeting called for the purpose of voting on the Plan or such agreements.

Section 5. This Plan shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4, unless earlier terminated in accordance with the terms hereof.

Section 6. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to Section 1 and the purposes for which such expenditures were made.

Section 7. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the outstanding voting securities of that Fund.

Section 8. Payments by the Distributor to a Participating Organization shall be subject to compliance by the Participating Organization with the terms of an agreement with the Distributor. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

A.	That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the “Disinterested Trustees” (as defined below), or by vote of a majority of the outstanding voting securities of that Fund or Class, on not more than 60-days’ written notice; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to a Fund or Class without approval in the manner provided in Sections 3 and 4 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

Section 10. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Agreement shall provide to the Distributor and the Board of Trustees of the Trust or its designees, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, each Participating Organization shall furnish the Trust or its designees with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein) and will otherwise cooperate with the Trust or its designees (including, without limitation, any auditors designated by the Trust or the Distributor), in connection with the preparation of reports to the Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filing that may be required by law.

Section 11.

(a) The monthly payments to the Distributor under this Plan shall be made in accordance with, and subject to, the condition that payments made out of or charged against the assets of a particular Fund must be in payment for services rendered on behalf of such Fund.

(b) Joint distribution financing by the Funds on behalf of Shares (which financing may also involve other investment portfolios or companies that are affiliated persons of the Funds, affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time, and nothing in subparagraph (a) above or any other provision herein shall be construed to the contrary.

(c) For the purposes of determining the amounts payable under this Plan, the value of a Fund’s net assets shall be computed in the manner specified in the Fund’s current Prospectus as then in effect.

Section 12. As used herein, (a) the term “Disinterested Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it and (b) the terms “affiliated persons,” “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 13. Pursuant to Section 2.10 of the Trust Instrument dated September 8, 1993 and as filed with the Secretary of State of the State of Delaware on September 10, 1993, the obligations of the Trust stated under this Plan are limited to the assets of the Trust or Fund, as the case may be, and each shareholder of the Trust and of each Fund shall not be personally liable for any debts, liabilities, obligations and expenses arising hereunder.

Dated as of June 21, 2001

Amended and Restated as of October 1, 2016

SCHEDULE A

Below are listed the Trust’s investment portfolios and classes to which this Amended and Restated Distribution and Services Plan Pursuant to Rule 12b-1 relates as of the date hereof.

Class N Shares

AMG GW&K U.S. Small Cap Growth Fund

(formerly ASTON Small Cap Fund)

AMG Managers Anchor Capital Enhanced Equity Fund

(formerly ASTON/Anchor Capital Enhanced Equity Fund)

AMG Managers Cornerstone Large Cap Value Fund

(formerly ASTON/Cornerstone Large Cap Value Fund)

AMG Managers DoubleLine Core Plus Bond Fund

(formerly ASTON/DoubleLine Core Plus Fixed Income Fund)

AMG Managers Fairpointe Focused Equity Fund

(formerly ASTON/Fairpointe Focused Equity Fund)

AMG Managers Fairpointe Mid Cap Fund

(formerly ASTON/Fairpointe Mid Cap Fund )

AMG Managers Guardian Capital Global Dividend Fund

(formerly ASTON/Guardian Capital Global Dividend Fund)

AMG Managers Herndon Large Cap Value Fund

(formerly ASTON/Herndon Large Cap Value Fund)

AMG Managers Lake Partners LASSO Alternatives Fund

(formerly ASTON/Lake Partners LASSO Alternatives Fund)

AMG Managers LMCG Small Cap Growth Fund

(formerly ASTON/LMCG Small Cap Growth Fund)

AMG Managers Montag & Caldwell Balanced Fund

(formerly ASTON/Montag & Caldwell Balanced Fund)

AMG Managers Montag & Caldwell Growth Fund

(formerly ASTON/Montag & Caldwell Growth Fund)

AMG Managers Montag & Caldwell Mid Cap Growth Fund

(formerly ASTON/Montag & Caldwell Mid Cap Growth Fund)

AMG Managers Pictet International Fund

(formerly ASTON/Pictet International Fund)

AMG Managers Silvercrest Small Cap Fund

(formerly ASTON/Silvercrest Small Cap Fund)

AMG Managers Value Partners Asia Dividend Fund

(formerly ASTON/Value Partners Asia Dividend Fund)

AMG River Road Dividend All Cap Value Fund

(formerly ASTON/River Road Dividend All Cap Value Fund)

AMG River Road Dividend All Cap Value Fund II

(formerly ASTON/River Road Dividend All Cap Value Fund II)

AMG River Road Focused Absolute Value Fund

(formerly ASTON/River Road Focused Absolute Value Fund)

AMG River Road Long-Short Fund

(formerly ASTON/River Road Long-Short Fund)

AMG River Road Select Value Fund

(formerly ASTON/River Road Select Value Fund)

AMG River Road Small Cap Value Fund

(formerly ASTON/River Road Small Cap Value Fund)

This Schedule A may be amended from time to time upon approval of the Board of Trustees of the Trust including a majority of the Disinterested Trustees and, if required pursuant to the 1940 Act or as provided herein, by vote of a majority of the outstanding shares of beneficial interest affected.

Amended and restated as of October 1, 2016

4